Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Solid First Quarter 2019 Earnings
Strong Salt business performance offsets lower Plant Nutrition results

First-Quarter Highlights:

•	Net earnings totaled $7.6 million, or $0.22 per diluted share

•	Consolidated operating earnings and adjusted EBITDA* increased 25 percent and 12 percent compared to the first quarter of 2018, respectively

•	Salt segment operating earnings up 53 percent from first-quarter 2018 results on strong winter weather and improved operational performance

•	Plant Nutrition North America and South America results pressured by delayed purchases of crop inputs thus far in 2019

OVERLAND PARK, Kan. (April 30, 2019) – Compass Minerals (NYSE: CMP) reported strong year-over-year operating earnings growth for the first quarter of 2019 driven by better-than-expected results in its Salt business, which more than offset weakness in its Plant Nutrition businesses.

First-quarter 2019 net income totaled $7.6 million, or $0.22 per diluted share, compared to $12.6 million, or $0.37 per diluted share, in the first quarter of 2018. While operating earnings of $33.2 million were 25 percent above prior-year results, a year-over-year increase in non-operating costs, primarily related to foreign exchange losses and increased interest expense, drove net income results lower than prior year. Adjusted EBITDA increased to $68.1 million, 12 percent above 2018 first-quarter results.

“We are very pleased with the performance of the Salt business thus far in 2019. Improved production at both of our North American salt mines as well as favorable logistics and commercial execution throughout the Salt business enabled us to capitalize on above average winter in North America and generate sales and earnings above our expectations. These positive results more than offset the softness experienced in our Plant Nutrition business,” said Dick

Compass Minerals Reports First Quarter Earnings

Grant, Compass Minerals chairman of the Board and interim CEO. “Looking forward, we are encouraged by the outlook for the Salt business in North America, and while there are challenging market conditions facing the agriculture sector in North and South America, we believe we're well-positioned for success as market conditions improve.”

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three Months Ended March 31,
	2019	2018
Sales	$403.7	$437.9
Operating earnings	$33.2	$26.6
Operating margin	8.2%	6.1%
Net earnings	$7.6	$12.6
Diluted earnings per share	$0.22	$0.37
EBITDA*	$63.7	$65.0
Adjusted EBITDA*	$68.1	$60.8

*
EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT BUSINESS SUMMARY
First-quarter 2019 Salt segment revenue totaled $306.4 million, which was 3 percent below prior-year results. This decline was driven by 14 percent lower sales volumes compared to prior year, partially offset by a 13 percent increase in average selling prices. The decline in sales volumes was attributed to mild winter in the U.K. compared to a strong 2017-2018 winter and a reduction in contracted highway deicing sales volumes in North America. The increase in average selling prices was driven mainly by improvement in North American highway deicing contract prices. Operating earnings totaled $52.3 million, which was a 53 percent increase from prior year results largely due to the improvement in selling prices. EBITDA improved 39 percent from prior-year levels to $67.6 million. The Salt segment's operating margin expanded to 17.1 percent from 10.8 percent in the first quarter of 2018 due to the impact of stronger pricing.

Winter Weather Effect
Snow events in the first quarter in Compass Minerals’ North American market were approximately 12 percent above the 10-year average. For the full winter season, snow events were 8 percent above average. Some of the strong winter benefits were offset by a very mild winter in the U.K. this season.

Compass Minerals Reports First Quarter Earnings

As a result, we estimate operating earnings benefited $8 million to $10 million in the quarter and about $2 million for the full winter season.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter Season(1)
	2019	2018	2019	2018
Favorable (unfavorable) to average weather: Sales	$20 to $25	$15 to $20	$4 to $7	Negligible
Operating earnings	$8 to $10	$4 to $8	~$2	Negligible

(1)	Includes estimated impact for the three months ended March 31 and the three months ended December 31.

PLANT NUTRITION BUSINESS SUMMARY
Wet and cold weather in many key North American agriculture markets thus far in 2019 has resulted in reduced demand for plant nutrition products, while uncertainty among Brazilian growers regarding the global agriculture market has also delayed crop input purchases. Primarily as a result of these pressures, both of our Plant Nutrition segments reported weaker year-over-year results.

Plant Nutrition North America segment revenue declined 30 percent from 2018 first-quarter results due to a 34 percent decrease in sales volumes, which was partially offset by an 8 percent increase in average selling prices. First-quarter 2019 operating earnings for the Plant Nutrition North America segment declined $6.5 million year-over-year to a loss of $1.6 million, while EBITDA totaled $10 million. In addition to lower sales volumes, operating earnings were pressured by a less favorable geographic sales mix compared to prior-year results.

Plant Nutrition South America segment first-quarter 2019 revenue totaled $57.7 million, a 13 percent decline from prior year primarily due to a weaker Brazilian currency and lower chemical solutions prices. In local currency, segment revenue grew modestly with improved agriculture product pricing. Operating earnings declined $3.4 million to a loss of $2.6 million, while EBITDA declined to $2.9 million from $6.6 million in the first quarter of 2018. Lower sales volumes, the timing of planned maintenance and increased raw material costs were the primary drivers of lower earnings.

Compass Minerals Reports First Quarter Earnings

OTHER FINANCIAL HIGHLIGHTS
The company reported a negative swing in other income from a gain of $4.2 million in the first quarter of 2018 to a loss of $4.4 million in the current quarter. This result was driven by changes in Canadian/U.S. dollar exchange rates and a decrease in interest income during the quarter.

Cash flow from operations decreased 29 percent to $123.5 million from first-quarter 2018 results primarily due to year-over-year changes in working capital.

First-quarter 2019 interest expense increased $2.5 million from the prior year principally due to higher rates on the variable portion of the company's long-term debt.

The company's first-quarter 2019 effective tax rate rose to 39.2 percent compared to 25.9 percent in the prior year due to a discrete tax item. The company continues to expect a full-year effective tax rate of approximately 28 percent.

CEO UPDATE
On April 23, 2019, Compass Minerals announced the appointment of a new president and CEO, Kevin Crutchfield, effective May 7. Mr. Crutchfield brings more than 30 years of mining experience to Compass Minerals, having most recently served as CEO of Contura Energy and Alpha Natural Resources, both public coal companies.

“The board believes Kevin has the right combination of executive, operational and strategic experience to provide the leadership our company needs to maximize the growth and value-generating opportunities before us,” stated Mr. Grant.

OUTLOOK
Although the company currently expects a modest year-over-year decline in Salt sales volume for the second quarter, improved pricing and performance at our North American mines are expected to drive second-quarter Salt segment earnings above prior-year results. The company additionally expects favorable market dynamics in the upcoming North American highway deicing bid season to continue

Compass Minerals Reports First Quarter Earnings

following the second consecutive above average winter. For the full-year, the company has increased its total salt sales volumes outlook to reflect year-to-date results.

A shortened spring fertilizer season in many U.S. agriculture markets has reduced the company's full-year sales volume expectations for the Plant Nutrition North America segment with most of the anticipated shortfall impacting the first half of the year. The company is well-positioned with product in-market ready to efficiently supply customers as market conditions improve.

While near-term uncertainty in Brazil's agriculture markets has modestly reduced the company's Plant Nutrition South America's second-quarter outlook, full-year sales volume expectations remain unchanged.

2019 OUTLOOK: FULL YEAR EBITDA: $310 million to $350 million
	2Q19	FY19
Salt Segment
Volume		10.5 million to 11 million tons
Revenue	$105 million to $120 million
EBITDA	$30 million to $40 million
Plant Nutrition North America Segment
Volume		340,000 to 380,000 tons
Revenue	$50 million to $60 million
EBITDA	$15 million to $20 million
Plant Nutrition South America Segment
Volume		800,000 to 900,000 tons
Revenue	$75 million to $85 million
EBITDA	$5 million to $8 million
Corporate
Corporate and other expense		$50 million to $55 million
Interest expense		$65 million to $67 million
Depreciation, depletion and amortization		$140 million to $145 million
Capital expenditures		$95 million to $105 million
Effective tax rate		~28%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, May 1, 2019, at 10:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 1102472. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call

Compass Minerals Reports First Quarter Earnings

will be available on the company’s website. A summary of the company’s performance is included in a presentation available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Director of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These

Compass Minerals Reports First Quarter Earnings

measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the outlook for its salt business; market conditions; its ability to maximize growth and value-generating opportunities; improved pricing; market dynamics; and the company’s outlook for the second quarter of 2019 and the full year of 2019, including its expectations regarding EBITDA, volumes, revenue, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) the effects of changes in the company's management. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports First Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,
	2019	2018
Sales	$306.4	$315.9
Operating earnings	$52.3	$34.1
Operating margin	17.1%	10.8%
EBITDA(1)	$67.6	$48.8
EBITDA(1) margin	22.1%	15.4%
Sales volumes (in thousands of tons):
Highway deicing	3,543	4,262
Consumer and industrial	551	502
Total salt	4,094	4,764
Average sales prices (per ton):
Highway deicing	$61.73	$55.24
Consumer and industrial	$159.23	$160.26
Total salt	$74.84	$66.32

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2019	2018
Reported GAAP segment operating earnings	$52.3	$34.1
Depreciation, depletion and amortization	15.3	14.7
Segment EBITDA	$67.6	$48.8
Segment sales	306.4	315.9
Segment EBITDA margin	22.1%	15.4%

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,
	2019	2018
Sales	$37.2	$52.9
Operating (loss) earnings	$(1.6)	$4.9
Operating margin	(4.3)%	9.3%
EBITDA(1)	$10.0	$16.2
EBITDA(1) margin	26.9%	30.6%
Sales volumes (in thousands of tons)	57	87
Average sales price (per ton)	$656	$610

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2019	2018
Reported GAAP segment operating (loss) earnings	$(1.6)	$4.9
Depreciation, depletion and amortization	11.6	11.3
Segment EBITDA	$10.0	$16.2
Segment sales	37.2	52.9
Segment EBITDA margin	26.9%	30.6%

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended March 31,
	2019	2018
Sales	$57.7	$66.3
Operating (loss) earnings	$(2.6)	$0.8
Operating margin	(4.5)%	1.2%
EBITDA(1)	$2.9	$6.6
EBITDA(1) margin	5.0%	10.0%
Sales volumes (in thousands of tons)
Agriculture	52	61
Chemical solutions	82	79
Total sales volumes	134	140
Average sales prices (per ton):
Agriculture	$681	$646
Chemical solutions	$275	$339
Total Plant Nutrition South America	$431	$473

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2019	2018
Reported GAAP segment operating (loss) earnings	$(2.6)	$0.8
Depreciation, depletion and amortization	5.6	5.9
Loss in equity method investee	(0.1)	(0.1)
Segment EBITDA	$2.9	$6.6
Segment sales	57.7	66.3
Segment EBITDA margin	5.0%	10.0%

Compass Minerals Reports First Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,
	2019	2018
Net earnings	$7.6	$12.6
Interest expense	16.2	13.7
Income tax expense	4.9	4.4
Depreciation, depletion and amortization	35.0	34.3
EBITDA	$63.7	$65.0
Adjustments to EBITDA:
Other expense (income), net(1)	4.4	(4.2)
Adjusted EBITDA	$68.1	$60.8

(1)	Primarily includes interest income and foreign exchange gains and losses.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,
	2019	2018
Sales	$403.7	$437.9
Shipping and handling cost	112.9	120.1
Product cost	218.2	252.4
Gross profit	72.6	65.4
Selling, general and administrative expenses	39.4	38.8
Operating earnings	33.2	26.6
Other expense (income):
Interest expense	16.2	13.7
Net loss in equity investee	0.1	0.1
Other, net	4.4	(4.2)
Earnings before income taxes	12.5	17.0
Income tax expense	4.9	4.4
Net earnings	$7.6	$12.6
Basic net earnings per common share	$0.22	$0.37
Diluted net earnings per common share	$0.22	$0.37

Weighted-average common shares outstanding (in thousands):(1)
Basic	33,874	33,836
Diluted	33,874	33,836

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 233,000 and 163,000 weighted participating securities for the three months ended March 31, 2019, and March 31, 2018, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	March 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$43.8	$27.0
Receivables, net	241.3	311.6
Inventories	226.1	266.6
Other current assets	108.0	116.0
Property, plant and equipment, net	1,048.2	1,052.0
Intangible and other noncurrent assets	641.2	594.7
Total assets	$2,308.6	$2,367.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$74.2	$43.5
Other current liabilities	211.8	239.8
Long-term debt, net of current portion	1,225.6	1,321.2
Deferred income taxes and other noncurrent liabilities	258.2	223.2
Total stockholders' equity	538.8	540.2
Total liabilities and stockholders' equity	$2,308.6	$2,367.9

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$123.5	$173.0

Cash flows from investing activities:
Capital expenditures	(21.5)	(23.0)
Other, net	(0.3)	(0.6)

Net cash used in investing activities	(21.8)	(23.6)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	61.7	63.8
Principal payments on revolving credit facility borrowings	(139.6)	(186.2)
Proceeds from issuance of long-term debt	18.5	16.0
Principal payments on long-term debt	(5.5)	(5.6)
Dividends paid	(24.6)	(24.5)
Deferred financing costs	—	(0.3)
Shares withheld to satisfy employee tax obligations	(0.2)	—
Other, net	(0.3)	—

Net cash used in financing activities	(90.0)	(136.8)
Effect of exchange rate changes on cash and cash equivalents	5.1	(4.7)
Net change in cash and cash equivalents	16.8	7.9
Cash and cash equivalents, beginning of the year	27.0	36.6

Cash and cash equivalents, end of period	$43.8	$44.5

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended March 31, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$306.4	$37.2	$57.7	$2.4	$403.7
Intersegment sales	—	0.5	1.5	(2.0)	—
Shipping and handling cost	103.7	6.0	3.2	—	112.9
Operating earnings (loss)	52.3	(1.6)	(2.6)	(14.9)	33.2
Depreciation, depletion and amortization	15.3	11.6	5.6	2.5	35.0
Total assets (as of end of period)	889.7	594.1	710.6	114.2	2,308.6

Three Months Ended March 31, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$315.9	$52.9	$66.3	$2.8	$437.9
Intersegment sales	—	0.2	0.4	(0.6)	—
Shipping and handling cost	109.5	6.4	4.2	—	120.1
Operating earnings (loss)	34.1	4.9	0.8	(13.2)	26.6
Depreciation, depletion and amortization	14.7	11.3	5.9	2.4	34.3
Total assets (as of end of period)	885.7	580.0	816.8	130.3	2,412.8